UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2020

CORMEDIX INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34673	20-5894890
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Connell Drive, Suite 5000 Berkeley Heights, NJ	07922
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 517-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2, below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	CRMD	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2020, the Board of Directors (the “Board”) of CorMedix Inc. (the “Company”) appointed Greg Duncan as a director, effective November 2, 2020, to serve until the Company’s next annual meeting of stockholders or until his respective successor is duly elected and qualified. Mr. Duncan will replace Dr. Mehmood Khan, who is stepping down from the Board, effective October 30, 2020, due to policies in place with his new role within an investment organization. Dr. Khan’s resignation was not the result of any disagreement with the Company.

Mr. Duncan currently serves as the Chairman and CEO of Virios Therapeutics, a clinical-stage biopharmaceutical company developing and commercializing innovative antiviral therapies to treat diseases associated with a viral triggered abnormal immune response, such as fibromyalgia (FM). Prior to joining his current company earlier this year, Mr. Duncan served as President and CEO of Celtaxsys, a privately held biotechnology company focused on cystic fibrosis and other rare, inflammatory diseases.

Mr. Duncan spent the majority of his career in senior leadership roles in commercial stage pharmaceutical companies. He served as a senior executive at UCB, including as President of its North America business. In addition to acting on the executive committee and guiding the strategic direction for the Company’s specialty biopharma business, Mr. Duncan was responsible for managing a multi-billion dollar global business and overseeing the launches of multiple new products.

Prior to his roles with UCB, Mr. Duncan spent approximately 18 years at Pfizer where he gained significant experience across sales and marketing functions including serving as SVP of US Marketing and later as President of Pfizer’s Latin America business.

Mr. Duncan received his undergraduate degree from the State University of New York, Albany, and earned an MBA degree from Emory University.

In connection with his services as a director, on November 2, 2020, Mr. Duncan received an initial stock option grant to purchase 20,000 shares of the Company’s common stock, subject to one-third vesting on the date of grant and one-third vesting on each of the first and second anniversary dates of the date of grant, and a prorated annual grant of 2,500 options, subject to vesting monthly over a one-year period beginning on December 2, 2020. Both sets of options are exercisable at an exercise price equal to the closing price of the Company’s common stock on November 2, 2020. Mr. Duncan will also receive cash compensation on the same basis as paid to the other non-employee members of the Board, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 16, 2020.

There are no arrangements or understandings between Mr. Duncan and any other person pursuant to which he was appointed as a director of our Board and there are no related party transactions between Mr. Duncan and the Company.

Item 8.01. Other Events.

On November 2, 2020, the Company issued a press release to report the appointment of Mr. Duncan. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated November 2, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORMEDIX INC.

Date: November 2, 2020	By:	/s/ Khoso Baluch
	Name:	Khoso Baluch
	Title:	Chief Executive Officer